Exhibit 99.1

BAY 43-9006 Shown to Delay Disease Progression
in Phase III Study in Advanced Kidney Cancer Patients
Study met surrogate endpoint

West Haven, CT and Emeryville, CA — March 21, 2005 – Bayer Pharmaceuticals Corporation (NYSE: BAY) and Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that an independent data monitoring committee (DMC) has reviewed the safety and efficacy data from the companies’ pivotal Phase III trial in patients with advanced kidney cancer. Based on its analysis, the DMC has concluded that the trial met its surrogate endpoint — resulting in statistically significant longer progression-free survival in those patients administered BAY 43-9006 versus those patients administered placebo. As a result of this favorable outcome, Bayer and Onyx plan to prepare a New Drug Application for possible accelerated approval in the United States.

As previously agreed with the U.S. Food and Drug Administration (FDA), the two companies will continue the Phase III study as originally planned to its primary endpoint of overall survival. Bayer and Onyx also intend to submit data from the Phase III study for the upcoming American Society of Clinical Oncology meeting, May 13-17, in Orlando, Florida.

Phase III Summary
 The multi-national, placebo-controlled Phase III study recently finished enrolling over 800 patients with advanced kidney cancer. The primary endpoint of the study is overall survival, with disease progression, overall response rate, and safety also being assessed. The pivotal trial was initiated in the fourth quarter of 2003 after a Special Protocol Assessment (SPA) was completed by the FDA.

About BAY 43-9006
 BAY 43-9006, a novel investigational drug candidate, has demonstrated both anti-proliferative and anti-angiogenic properties – two important anticancer activities. In preclinical models, BAY 43-9006 inhibited tumor cell proliferation by targeting the RAF/MEK/ERK signaling pathway at the level of RAF kinase. BAY 43-9006 also exerted an antiangiogenic effect by targeting the receptor tyrosine kinases VEGFR-2 and PDGFR and their associated signaling cascades. In addition, BAY 43-9006 also inhibited other tyrosine kinases, including FLT-3 and c-KIT.

About Onyx Pharmaceuticals, Inc.
 Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including BAY 43-9006 with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.

BAY 43-9006 SHOWN TO DELAY DISEASE PROGRESSION IN PHASE III STUDY IN ADVANCED KIDNEY CANCER PATIENTS
MARCH 21, 2005

About Bayer Pharmaceuticals Corporation
Bayer Pharmaceuticals Corporation (www.bayerpharma.com) is part of the worldwide operations of Bayer HealthCare AG, a subgroup of Bayer AG.

Bayer HealthCare, with sales of approximately 8.5 billion Euro in 2004, is one of the world’s leading, innovative companies in the health care and medical products industry. The company combines the global activities of the divisions Animal Health, Biological Products, Consumer Care, Diagnostics and Pharmaceuticals. Bayer HealthCare employed 35,300 people worldwide in 2004.

Our aim is to discover and manufacture innovative products that will improve human and animal health worldwide. Our products enhance well-being and quality of life by diagnosing, preventing and treating disease.

Forward Looking Statements
This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (including its Form 20-F). Bayer assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, regulatory processes and commercialization efforts of BAY 43-9006. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005 under the heading “Additional Business Risks” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release except as required by law.

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Media Contacts:

Mark Bennett	Helmut Schaefers
Bayer Pharmaceuticals Corporation	Bayer HealthCare Communications
+1 203-812-2160	+49 214 30 58308
+1 203-314-5556

Julie Wood
Onyx Pharmaceuticals, Inc.
+ 1 510-597-6505